Filed pursuant to Rule 424(b)(3)
Registration No. 333-280990

HASHDEX NASDAQ CRYPTO INDEX US ETF

SUPPLEMENT NO. 13 DATED NOVEMBER 26, 2025

TO THE PROSPECTUS DATED FEBRUARY 13, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hashdex Nasdaq Crypto Index US ETF (the “Trust”), dated February 13, 2025 (the “Prospectus”). Each of the Prospectus and this Supplement form a part of our Registration Statement on Form S-1 (Registration No. 333-280990) declared effective by the Securities and Exchange Commission (the “SEC”) on February 13, 2025 (as amended, the “Registration Statement”).

The purpose of this Supplement is to update and supplement certain information contained in the Registration Statement and Prospectus to reflect a change to the methodology of the Nasdaq Crypto US Settlement Price™ Index  (“Index”).

Except as otherwise set forth below, the information set forth in the Registration Statement and Prospectus remains unchanged. For clarity, additions to existing disclosure from the Prospectus are indicated with bold, underlined text and deletions are indicated with ~~strikethrough~~. All page , paragraph and section references used herein refer to the Registration Statement and Prospectus before any additions or deletions resulting from the revised disclosures, and capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement and Prospectus.

The information set forth below serves as a supplement to the Prospectus. Except as described herein, the information provided in the Registration Statement and Prospectus continues to apply. To the extent this Supplement differs from or updates information in the Registration Statement or Prospectus, you should rely on the information contained in this Supplement. The Registration Statement and Prospectus contain important additional information. This Supplement should be read in conjunction with the Registration Statement and Prospectus.

HASHDEX NASDAQ CRYPTO INDEX US ETF

BUSINESS OF THE TRUST

The Trust’s Benchmark

Crypto assets are eligible for inclusion in the Index if they satisfy the criteria set forth under the Nasdaq Crypto US Index methodology~~, which includes being listed on a U.S.-regulated crypto asset trading platform at the time of the inclusion or serving as the underlying asset for a derivative instrument listed on a U.S.-regulated derivatives platform~~. The Index adjusts its constituents and weightings on a quarterly basis to reflect changes in the crypto asset markets. ~~Currently, there are no U.S.-regulated crypto asset trading platforms and therefore, no crypto assets are eligible for inclusion in the Index based on this criteria as of the date of this prospectus.~~ Notwithstanding inclusion in the eligible list, the Nasdaq Index Management Committee reserves the right to further exclude any additional assets based on one or more factors, including but not limited to, its review of general reputational, fraud, manipulation, or security concerns connected to the asset. Assets that, in the sole discretion of the Nasdaq Index Management Committee, do not offer utility, do not facilitate novel use cases, or that do not exhibit technical, structural or crypto-economic innovation (e.g., assets inspired by memes or internet jokes) may also be excluded. The Nasdaq Crypto US Index methodology has been written and designed to be forward-looking to account for any potential future regulatory changes, including potential changes where crypto asset trading platforms would be regulated by U.S. regulators such as the SEC and the CFTC.

Index Constituents Criteria

Pursuant to the Index Rules, to be eligible for inclusion in the Index, crypto assets must meet the following criteria on a quarterly basis: (1) Have active tradable markets listed on at least two “Core Crypto Platforms” (as defined below) for the entire period since the previous Index reconstitution; (2) Be supported by at least one Core Custodian (as defined below) for the entire period since the previous Index reconstitution; (3) To be considered for entry to the Index at any Index reconstitution, an asset must have a median daily trading volume in the USD pair conducted across all Core Crypto Platforms that is no less than 0.5% of the cryptocurrency asset that has the highest median daily trading volume; (4) Fall into at least one of the following categories: (a) the crypto asset trades on a market that is an Intermarket Surveillance Group (“ISG”) member; provided that the Exchange may obtain information about trading in such crypto asset from the ISG member; (b) the crypto asset underlies a futures contract that has been made available to trade on a designated contract market for at least six months prior to the Reconstitution Date; provided that the Exchange has a comprehensive surveillance sharing agreement, whether directly or through common membership in ISG, with such designated contract market; (c) on an initial basis only, an exchange-traded fund designed to provide economic exposure of no less than 40% of its net asset value to the crypto asset lists and trades on a national securities exchange. Criteria set forth on item (4) are intended to generally align with the principles set forth by the Exchange’s generic listing standards for commodity-based trust shares to ensure such U.S. listed exchange-traded products can effectively track the Index. ~~Be listed (at the time of the inclusion) on a U.S.-regulated crypto asset trading platform or serve as the underlying asset for a derivative instrument listed on a U.S.- regulated derivatives platform; (5) Have free-floating pricing (i.e., not be pegged to the value of any asset)~~. If a crypto asset meets requirements (1) through (5), it will be considered eligible for Index inclusion.